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                                                             Thomas J. Matthews
                                                       Executive Vice President
                                                                Human Resources
                                                       Telephone (303) 992-2106
                                                      Telecopier (303) 992-1723


August 13, 1999


Joseph P. Nacchio
1 Manor Hill Drive
Mendham, NJ 07945


     The compensation committee of the Board of Directors is pleased to offer you a non-qualified stock option grant on August 13, 1999 of options for 9 million shares at a price of $28.50 per share. These options will be subject to the vesting provisions and other terms and conditions contained in the attached option agreement. As provided in the attached agreement, 500,000 of these options are contingent upon the published closing price of Qwest common stock being no less than $45 a share for 30 consecutive trading days ending on before the second anniversary of the closing date of the merger with U S WEST.

     Upon consummation of the Qwest-U S WEST merger, your base salary will be increased from $680,000 to $1,000,000 and your target bonus will be increased from 110% to 150%. In addition, at the earlier of the consummation of the Qwest-U S WEST merger and January 1, 2001, you will receive a cash payment of $750,000.

     It is also agreed that the growth share payment (in the amount of $25,482,004) payable to you during the calendar year 2001 under the Growth Share Plan, will be paid in full on January 1, 2001.

     Further, your title and position shall remain a Chairman and the Chief Executive Officer, and all references to President and Chief Executive Officer in your employment agreement are hereby changed to Chairman and Chief Executive Officer, it being understood that currently the Company has two Chairmen and after the Qwest-U S WEST transaction the Company shall have three Chairmen.

     Please sign the enclosed option agreement and return it to Tom Matthews.


                                       Sincerely,

                                       Qwest Communications International Inc.
                                       Compensation Committee
                                       Philip F. Anschutz
                                       Jordan L. Haines
                                       W. Thomas Stephens